Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of Arcelor S.A.:

We consent to the incorporation by reference into this Registration Statement of our report dated February 20, 2007, with respect to the consolidated balance sheets of Arcelor S.A. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, cash flows, and changes in shareholders’ equity for each of the years in the three-year period ended December 31, 2005, which report appears in Form 6-K of Mittal Steel Company N.V., and to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ KPMG Audit S.à r. l.

City of Luxembourg

Luxembourg

November 13, 2007